AGREEMENT BY AND BETWEEN
Flatbush Federal Savings & Loan Association
Brooklyn, NY
and
The Comptroller of the Currency

Flatbush Federal Savings & Loan Association, Brooklyn, New York (“Association”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Association, and, toward that end, wish the Association to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his authorized representative, has examined the Association and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on September 19, 2011. The Comptroller has found unsafe or unsound banking practices relating to asset quality, management, and credit risk management.

In consideration of the above premises, it is agreed, between the Association, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Association shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.1  See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) This Agreement shall cause the Association to not be eligible for “expedited treatment” pursuant to 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller.  Among other things, this means that the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the OCC.

(6) All reports or plans which the Association or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Tara L. French, Assistant Deputy Comptroller
New York Metro Field Office
343 Thornhill Street, Suite 610
Edison, NJ 08837

1 In order to facilitate the Office of the Comptroller of the Currency’s (OCC) enforcement and administration of former Office of Thrift Supervision (OTS) rules and to make appropriate changes to these rules to reflect OCC supervision of federal savings associations as of the transfer date, the OCC republished, with nomenclature and other technical changes, the OTS regulations formerly found in Chapter V of Title 12 of the Code of Federal Regulations. The republished regulations are codified with the OCC’s regulations in Chapter 1 at parts 100 through 197 (“Republished Regulations”), effective on July 21, 2011. The Republished Regulations supersede the OTS regulations in Chapter V for purposes of OCC supervision and regulation of federal savings associations. OTS Integration Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; Interim Final Rule, 76 Fed.Reg. 48,950 (Aug. 9, 2011). References in this document are to the Republished Regulations at 12 C.F.R. Chapter I.

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Association or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(l)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Association’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within sixty (60) days of the date of this Agreement and within ten (10) days of the end of each fiscal quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

ENSURE COMPETENT BOARD AND MANAGEMENT

(1) Within ninety (90) days, the Board shall review and assess the qualifications of each senior executive officer (as the term “senior executive officer” is defined in 12 C.F.R. § 163.555(4)) and ensure that the Association has competent management in place on a full-time basis in all senior executive officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Association in a safe and sound manner. The Board shall:

(a)	review the capabilities of the Association’s senior executive officers to perform present and anticipated duties and the Board will determine whether management changes will be made;
(b)	assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities; and
(c)	address whether all critical managerial responsibilities and risk areas are covered by the current senior executive officers’ job descriptions and adjust the job descriptions as necessary.

(2) If the Board determines that an officer subject to assessment under Paragraph (1) of this Article will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Association. At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
(b)	a program to improve the effectiveness of the officer;
(c)	objectives by which the officer’s effectiveness will be measured; and
(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Association’s goals and objectives.
Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(3) Within ninety (90) days, the Board shall review and assess the qualifications of each director and ensure that the Association has a competent Board of Directors in place.

(4) If a position referenced in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position referenced in Paragraph (1) of this Article becomes vacant, the Board shall within sixty (60) days of such vacancy appoint (subject to the receipt of prior regulatory non-objection under Paragraph (5) of this Article) a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Association’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(5) Prior to the appointment of any individual to a senior executive officer position or as a director, the Board shall submit to the Assistant Deputy Comptroller written notice containing the information that 12 U.S.C. § 1831i and 12 C.F.R. Part 163, Subpart H requires for proposed senior executive officers and proposed directors. The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed senior executive officer or the proposed director. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.

ARTICLE IV

CAPITAL PLAN

(1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Association adherence to a three year capital program. The program shall include:

(a)	specific plans for the maintenance of adequate capital in relation to the Association’s risk profile;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Association’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Association’s current and future needs;
(d)	the primary source(s) from which the Association will strengthen its capital structure to meet the Association’s needs; and
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available.
(2) Upon completion, the Association’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Association shall immediately implement and adhere to the capital program. The Board shall review and update the Association’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

BUDGET/BUSINESS PLAN

(1) Within ninety (90) days of the date of this Order, the Board shall develop, implement, and thereafter ensure Association adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components. The business plan shall also include a written profit plan and a detailed budget. Specifically, the business plan shall describe:

(a)
the Board’s general business philosophy, strategic goals and objectives for the three-year period, and the means by which the Association will achieve those goals and objectives together with specific time frames;

(b)	a detailed description of all material activities and related risks that the Association intends to engage in during the term of the business plan;
(c)	a budget that corresponds to the business plan’s goals and objectives, and a system to monitor the Association’s performance in comparison to the budget.
(2) The Association shall submit a copy of the business plan to the Assistant Deputy Comptroller for review and written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Association shall implement and adhere to the business plan.

(3) The Association shall submit to the Assistant Deputy Comptroller for its review and prior determination of no supervisory objection, with at least sixty (60) days advance, written notice, its intent to deviate significantly from the business plan.

(a)
For purposes of this Article, changes that may constitute a significant deviation from the business plan include, but are not limited to, any significant deviations from the Association’s business plan relating to: (i) marketing strategies, marketing partners, acquisition channels; (ii) underwriting practices and standards, account management strategies and test programs; (iii) collection strategies, partners or operations; (iv) accounting processes and practices; (v) funding strategy; or (vi) any other changes in personnel, operations or external factors that may have a material impact on the Association’s operations or financial performance.

(b)
Prior to making any changes that significantly deviate from the Association’s business plan, the Board shall perform an evaluation of the adequacy of the Association’s organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service. The evaluation shall include an assessment of the impact of such change on the Association’s condition, including a profitability analysis.

(4) The Board shall ensure that the Association has processes, personnel and control systems to ensure implementation of and adherence to the business plan developed pursuant to this Article.

ARTICLE VI

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, the Board shall establish credit risk management practices that ensure effective credit administration, portfolio management and monitoring, and risk mitigation. In doing so, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Association’s loan portfolio management. The credit policy shall include (but not be limited to):

(a)	revision and/or development of the Association’s procedures to ensure accuracy of risk ratings and proper and timely problem loan identification, including non-accrual loans;
(b)	procedures that require ongoing monitoring of borrower ability to repay the loan through receipt and documented review of current borrower, principal and guarantor financial information;
(c)	procedures and controls to periodically verify the existence and lien position of collateral;
(d)	credit risk rating definitions consistent with applicable regulatory guidance;
(e)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least quarterly;

(f)
written reports, regularly submitted to the Board, identifying the aggregate loans and leases not in conformance with the Association’s lending and leasing policies, and exceptions to the Association’s lending and leasing policies;

(g)	a system to effectively monitor previously charged-off assets and their recovery potential;
(h)	a requirement to identify, track and report all loans approved as exceptions to the lending policy, including real estate loans that exceed the supervisory loan-to-value limits; and
(i)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Association’s loan and lease portfolios.
(2) The Board shall ensure that Association personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3) Within sixty (60) days the Board shall adopt, implement and ensure Association adherence to a written portfolio stress testing policy that considers changes in interest rates, concentration risks and appropriate economic factors.

(4) A written report of the stress test results shall be provided to the Board by Association management at least quarterly.

(5) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a policy to ensure that Other Real Estate Owned (“OREO”) is managed in accordance with OTS Examination Handbook Section 251 (Real Estate Owned and Repossessed Assets), the Interagency Guidance on Accounting for Dispositions of Other Real Estate Owned (July 16,1993), and 12 C.F.R. Part 160. The policy shall include, but not be limited to, procedures to require timely appraisals pursuant to 12C.F.R, § 160.172 and 12 C.F.R. Part 164.

(6) The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE VII

PARTICIPATIONS PURCHASED

The Association may grant, purchase, assume or acquire in any manner, directly or indirectly, or as a fiduciary or nominee, any loan, loan participation, loan obligation or other asset, as long as such grant, purchase, assumption, or acquisition is consistent with safe and sound banking practices, the Association’s own credit underwriting policy, the guidelines set forth in Interagency Statement on Sales of 100% Loan Participations (April 10, 1997), OTS Examination Handbook Section 201 (Lending Operations and Portfolio Risk Management), and the requirements of 12 C.F.R. Part 160.

ARTICLE VIII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Association’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the Federal Financial Institutions Examination Council (FFIEC) Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions (July 6, 2001), and the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), and shall focus particular attention on the following factors:

(a)	results of the Association’s internal loan review;
(b)	results of the Association’s external loan review;
(c)	an estimate of inherent loss exposure on each significant credit;
(d)	an estimate of inherent loss exposure on each credit in excess of one hundred and fifty thousand dollars ($150,000);
(e)	loan loss experience;
(f)	trends of delinquent and nonaccrual loans;
(g)	concentrations of credit in the Association;
(h)	present and prospective economic conditions; and
(i)	appropriate treatment of classified loans pursuant to the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), ASC 450-20 (FAS 5), and ASC 310-10 (FAS 114).
(2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Thrift Financial Report or Consolidated Report of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3) The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX

INVESTMENT POLICIES AND PRACTICES

(1) Effective immediately, the Association shall not invest in corporate securities without first:

(a)	developing and implementing OCC approved policies and procedures to monitor and control such activity, as required by paragraph (2) of this Article;
(b)
adopting and implementing an effective pre-purchase analysis process that complies with the FFIEC Supervisory Policy Statement on Investment Securities and End-User Derivatives Activities, 63 FR 20191 (April 23, 1998);

(c)	employing capable and competent staff to safely and soundly manage the activity; and
(d)	ensuring that the Board is receiving adequate information to make informed decisions and to ensure compliance with policy and all applicable laws, regulations, rulings, and banking issuances.
(2) Within sixty (60) days, the Board shall review, revise, implement and thereafter ensure Association adherence to the Association’s written investment policies to address, at a minimum, the requirements listed in paragraph (1) of this Article. The policies shall contain the basic elements of sound investment and trading policies as described in the OTS Examination Handbook Section 540 (Investment Securities) and be consistent with the requirements of the FFIEC Supervisory Policy Statement on Investment Securities and End-User Derivatives Activities, 63 FR 20191 (April 23, 1998).

(3) Upon completion, the Association’s revised investment policy shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Association shall immediately implement and adhere to the revised investment policy.

(4) The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the policies developed pursuant to this Article.

ARTICLE X

CONSUMER COMPLIANCE PROGRAM

(1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure adherence to a written consumer compliance program designed to ensure that the Association is operating in compliance with all applicable consumer protection laws, rules and regulations.
This program shall include, but not be limited to:

(a)	a written description of the duties and responsibilities of the compliance officer;
(b)	adequate internal controls to ensure compliance with consumer protection laws, rules, and regulations;

(c)
the preparation of a policies and procedures manual covering all consumer protection laws, rules and regulations for use by appropriate Association personnel in the performance of their duties and responsibilities;

(d)	semiannual updates of the written policies and procedures manual to ensure it remains current;
(e)	an audit program to test for compliance with consumer protection laws, rules and regulations;
(f)	procedures to ensure that exceptions noted in the audit reports are corrected and responded to by the appropriate Association personnel;
(g)	the education and training of all appropriate Association personnel in the requirements of all federal and state consumer protection laws, rules and regulations; and
(h)	periodic reporting of the results of the consumer compliance audit to the Board or a committee thereof.
(2) In addition to the requirements in paragraph (1) of this Article, the Board shall adopt, implement, and thereafter ensure adherence to a written consumer compliance program designed to ensure that the Bank is operating in compliance with the Flood Disaster Protection Act (FDPA), 42 U.S.C. § 4001 - 4129 (as amended), 12 C.F.R. Part 22, including, but not limited to, procedures to:

(a)	ensure the maintenance of ongoing documentation to validate adherence with FDPA requirements at loan origination and throughout the life of the loan;

(b)	ensure loans in a special flood hazard area are appropriately identified and monitored for compliance with FDPA;
(c)	establish a timeframe for performing flood hazard area searches prior to closing, providing customers sufficient time to purchase necessary insurance;
(d)	establish requirements for when a flood notices must be sent;
(e)	establish a timeframe for force-placing flood insurance; and
(f)	provide for the provision and documentation of staff training.
(3) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review.

(4) The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XI

EMPLOYMENT CONTRACTS AND COMPENSATION ARRANGEMENTS

Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer, as defined at 12 C.F.R. § 163.555, or director of the Association, unless it first provides the Assistant Deputy Comptroller with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Assistant Deputy Comptroller shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Assistant Deputy Comptroller fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 163.39 and 163.161(b), 12 C.F.R. Part 170 - Appendix A.

ARTICLE XII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Association.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Association, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) Reference in this Agreement to provisions of statutes, regulations and other published regulatory guidance shall be deemed to include references to all amendments to such provisions as have been made as of the date hereof and references to successor provisions as they become applicable.

(6) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Association, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Association as may be necessary for the Association to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Association management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.
(7) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Association under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Association expressly acknowledges that neither the Association nor the Comptroller has any intention to enter into a contract. The Association also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Tara L. French                                                                           April 12, 2012
Tara L. French                                                                                                     Date
Assistant Deputy Comptroller
New York Metro Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Association, have hereunto set their hands on behalf of the Association.

/s/ Jesus R. Adia	April 12, 2012
Jesus R. Adia	Date

/s/ Michael J. Lincks	April 12, 2012
Michael J. Lincks	Date

/s/ Alfred S. Pantaleone	April 12, 2012
Alfred S. Pantaleone	Date

/s/ Patricia McKinley Scanlan	April 12, 2012
Patricia McKinley Scanlan	Date

/s/ Charles J. Vorbach	April 12, 2012
Charles J. Vorbach	Date

/s/ D. John Antoniello	April 12, 2012
D. John Antoniello	Date